Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES

FOURTH QUARTER AND TOTAL YEAR 2020 RESULTS

THE WOODLANDS, Texas (February 24, 2021) / PRNewswire / - CSI Compressco LP (“CSI Compressco”, “CCLP” or the “Partnership”) (NASDAQ: CCLP) today announced fourth quarter and total year 2020 results.

Fourth Quarter 2020 Summary:

•	Total revenues for the 4th quarter were $71.1 million, compared to $72.3 million in the 3rd quarter 2020.
•	Net loss was $23.0 million, including $7.5 million in non-recurring charges compared to a net loss of $12.6 million in the 3rd quarter 2020.
•

Adjusted EBITDA was $26.2 million compared to $27.8 million in the 3rd quarter 2020.  4th quarter Adjusted EBITDA included a $5.9 million benefit from the sale of used equipment compared to a $5.0 million benefit in the 3rd quarter 2020.

•	Distributable cash flow was $7.7 million compared to $10.5 million in the 3rd quarter of 2020.
•	Distribution coverage ratio was 15.94x in the 4th quarter of 2020 compared to 21.90x in the 3rd quarter of 2020.
•	4th quarter distribution of $0.01 was paid on February 12, 2021.

Fourth Quarter 2020

“In January 2021, a subsidiary of Spartan Energy Partners LP (“Spartan”) acquired CSI Compressco’s General Partner along with a significant number of CCLP Limited Partner units from TETRA Technologies, Inc. (TTI)” commented John Jackson, Chief Executive Officer of CSI Compressco.  “We were pleased to have closed this transaction.  We believe that CSI Compressco has a solid platform of assets and people as well as a strong industry reputation.  We commend the employees of the Partnership for their efforts during a very challenging 2020 and thank everyone at TTI for their efforts to transition to a new General Partner.  We view the Spartan business as complementary to CSI Compressco.  Currently, there are opportunities to joint bid projects and at this stage these are primarily international opportunities.  Over a longer cycle, we will evaluate the benefits of combining Spartan with the Partnership.  There are no current plans to do so, but if the benefits of combining make economic sense for both companies, then the larger scale, lower leverage, and more diverse suite of products provided by a combination would be of benefit to CSI Compressco.”

“We are excited about the future of the Partnership and the industry overall.  That is evident by Spartan’s investment in the compression space through this strategic transaction.  While the 4th quarter reflected continued modest declines across the Partnership’s business and we recognize that additional declines may persist into the front portion of 2021, we are optimistic about the long-term future of the compression industry.  We believe in the natural gas business and compression is a key component of the natural gas value chain, not only in the US but around the world.  The industry faces unpredictable times, but we are encouraged by the natural gas price environment and early signs of potential new activity in 2021.  We will not operate CSI Compressco on a strategy of hope of a recovery, but we will operate the company in a manner that will focus the Partnership on improving near term performance while positioning the Partnership to participate and thrive in a recovery.  We enter 2021 with 4 large HP units on order that are already under contract.  We expect to focus any additional capital spending towards redeploying idle fleet units.  Capital discipline, cost management and customer service are areas we can and will focus on regardless of the environment.  We look forward to the challenge and to the future.”

Net cash provided by operating activities was  $7.0 million in the fourth quarter, compared to a use of cash of $4.5 million in the third quarter. Our year end liquidity was $30.8 million, compared to $33.1 million at the end of the third quarter of 2020 and $21.0 million at the end of 2019.  Liquidity is defined as unrestricted cash on hand plus availability under our revolving credit facility.

In the second quarter of 2020, the Partnership announced that it was exiting the fabrication business with the final shipment of new units occurring in the fourth quarter of 2020.  As a result, the Partnership’s fabrication business are reported as discontinued operations.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-D for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Unaudited results of operations for the quarter ended December 31, 2020 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(In Thousands)
Net loss	$(23,025)	$(12,607)	$(1,957)
Adjusted EBITDA	$26,185	$27,769	$34,708
Distributable cash flow	$7,653	$10,512	$15,505
Net cash provided by (used in) operating activities	$7,033	$(4,451)	$(90)
Free cash flow	$757	$14,099	$(4,410)

As of December 31, 2020, service compressor fleet horsepower was 1,175,075 and fleet horsepower in service was 897,446 (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.

Balance Sheet

Cash on hand at the end of the fourth quarter was $16.6 million.  No amounts were drawn nor outstanding on the Partnership’s asset-based loan at the end of the fourth quarter. Our debt maturity schedule reflects $80.7 million of unsecured bonds due in August, 2022, $400.0 million of first lien secured bonds due in April 2025 and $157.2 million of second lien secured bonds due in April 2026. The Partnership does not have any maintenance covenants in its debt agreements. Net leverage ratio at December 31, 2020 was 5.8x.

Fourth Quarter 2020 Cash Distribution on Common Units

On January 19, 2021, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2020 of $0.01 per outstanding common unit, which was paid on February 12, 2021, to common unitholders of record as of the close of business on January 29, 2021. The distribution coverage ratio for the fourth quarter of 2020 was 15.94x.

Conference Call

CSI Compressco will host a conference call to discuss fourth quarter results today, February 24, 2021, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco’s investor relations website at http://ir.csicompressco.com/events-and-webcasts. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10151748, for one week following the conference call and the archived webcast will be available through CSI Compressco’s website for thirty days following the conference call.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of approximately 4,900 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by Spartan Energy Partners.

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, , the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical.  Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on  the demand for oil and gas, operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing or refinancing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of Spartan Energy Partners; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov.  The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements.  If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material.  All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management to:

•	assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership’s ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, fair value adjustments of our Preferred Units that were issued in late 2016 and redeemed for cash on August 8, 2019, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, Preferred Units redemption premium, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner.  The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve month period. Management primarily uses this metric to assess the Partnership’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$52,568	$53,419	$65,297	$228,088	$258,270
Aftermarket services	12,721	13,862	24,094	60,290	76,290
Equipment sales	5,835	4,977	1,872	13,209	5,533
Total revenues	$71,124	$72,258	$91,263	$301,587	$340,093
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$26,707	$25,133	$31,568	$108,843	$125,104
Cost of aftermarket services	10,951	11,815	19,916	52,444	63,757
Cost of equipment sales	5,540	4,818	2,336	12,946	6,323
Total cost of revenues	$43,198	$41,766	$53,820	$174,233	$195,184
Depreciation and amortization	20,561	19,896	20,378	80,007	75,629
Impairments of long-lived assets	6,493	—	—	15,367	3,160
Insurance recoveries	—	—	(230)	(517)	(555)
Selling, general, and administrative expense	7,991	7,973	9,124	34,295	36,629
Interest expense, net	13,833	13,886	13,498	54,468	53,375
Series A Preferred fair value adjustment	—	—	—	—	1,470
Other (income) expense, net	(783)	(516)	(532)	3,544	(486)
Loss before taxes and discontinued operations	$(20,169)	$(10,747)	$(4,795)	$(59,810)	$(24,313)
Provision for income taxes	1,273	715	69	3,144	2,947
Loss from continuing operations	$(21,442)	(11,462)	$(4,864)	(62,954)	(27,260)
Income (loss) from discontinued operations, net of taxes	$(1,583)	(1,145)	$2,907	(10,886)	6,287
Net loss	(23,025)	(12,607)	(1,957)	$(73,840)	$(20,973)
Net loss per diluted common unit	$(0.49)	$(0.25)	$(0.04)	$(1.54)	$(0.44)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended December 31, 2020, September 30, 2020 and December 31, 2019 and the twelve months periods ended December 31, 2020 and December 31, 2019:

Results of Operations (unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In Thousands, except Ratios)
Net loss	$(23,025)	$(12,607)	$(1,957)	$(73,840)	$(20,973)
Interest expense, net	13,833	13,886	13,498	54,468	53,375
Provision (benefit) for income taxes	1,273	695	47	3,211	3,353
Depreciation and amortization	20,561	19,947	20,618	80,533	76,663
Impairments of fixed assets and inventory	6,493	—	—	20,841	3,313
Bad debt expense attributable to bankruptcy of customer	—	—	—	—	1,768
Non-cash cost of compressors sold	5,568	4,804	2,182	12,812	6,023
Equity compensation	345	232	320	1,389	1,064
Series A Preferred redemption premium	—	—	—	—	1,468
Series A Preferred fair value adjustments	—	—	—	—	1,470
Bond exchange expenses	115	22	—	4,892	—
Severance	194	484	—	2,034	118
Other	828	306	—	2,438	630
Adjusted EBITDA	$26,185	$27,769	$34,708	$108,778	$128,272

Less:
Current income tax expense	1,650	516	467	2,984	3,224
Maintenance capital expenditures	4,125	4,354	6,774	18,920	23,132
Interest expense	13,833	13,886	13,498	54,468	53,375
Severance and other	1,022	790	—	4,472	748
Plus:
Non-cash items included in interest expense	2,098	2,289	1,536	7,108	5,540
Distributable cash flow	$7,653	$10,512	$15,505	$35,042	$53,333

Cash distribution attributable to period	$480	$480	$477	$1,918	$1,908
Distribution coverage ratio	15.94x	21.9x	32.51x	18.27x	27.95x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended December 31, 2020, September 30, 2020 and December 31, 2019 and the twelve month periods ended on  December 31, 2020 and December 31, 2019:

Results of Operations (unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In Thousands)
Net cash provided by operating activities	$7,033	$(4,451)	$(90)	$20,762	$67,696
Capital expenditures, net of sales proceeds	(6,276)	1,550	(4,320)	(12,334)	(64,773)
Midland proceeds	—	17,000	—	17,000	—
Free cash flow	$757	$14,099	$(4,410)	$25,428	$2,923

Schedule D – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)

(in thousands, except ratios)

Twelve Months Ended
Dec 31, 2020

Net loss	$(73,840)
Interest expense, net	54,468
Provision for income taxes	3,211
Depreciation and amortization	80,533
Impairments and other charges	20,841
Non-cash cost of compressors sold	12,812
Equity Compensation	1,389
Financing Fees	4,892
Severance	2,034
Other	2,438
Adjusted EBITDA	$108,778
EBITDA adjustments to comply with Credit Agreement	(490)
Adjusted EBITDA for Net Leverage Calculation	$108,288

Debt Schedule	Dec 31, 2020
7.25% Senior Notes	80,722
7.50% First Lien Notes	400,000
10.000%/10.750% Second Lien Notes	157,162
Asset Based Loan
Letters of Credit	3,517
Cash on Hand	(16,577)
Net Debt	$624,824

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.8x

Schedule E – Balance Sheet

	December 31, 2020	December 31, 2019
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,577	$2,367
Trade accounts receivable, net of allowance for doubtful accounts of $1,333 in 2020 and $1,582 in 2019	43,837	60,835
Inventories	31,188	36,516
Prepaid expenses and other current assets	5,184	4,015
Current assets associated with discontinued operations	39	23,560
Total current assets	96,825	127,293
Property, plant, and equipment:
Land and building	13,259	11,990
Compressors and equipment	975,375	973,269
Vehicles	7,692	9,158
Construction in progress	12,763	9,545
Total property, plant, and equipment	1,009,089	1,003,962
Less accumulated depreciation	(457,688)	(399,624)
Net property, plant, and equipment	551,401	604,338
Other assets:
Deferred tax asset	10	24
Intangible assets, net of accumulated amortization of $30,711 in 2020 and $27,751 in 2019	25,057	28,017
Operating lease right-of-use assets	32,637	21,006
Other assets	4,036	3,539
Long-term assets associated with discontinued operations	—	38,029
Total other assets	61,740	90,615
Total assets	$709,966	$822,246
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$19,766	$21,341
Unearned income	269	283
Accrued liabilities and other	35,801	41,325
Amounts payable to affiliates	3,234	7,704
Current liabilities associated with discontinued operations	345	36,974
Total current liabilities	59,415	107,627
Other liabilities:
Long-term debt, net	638,631	638,238
Deferred tax liabilities	1,478	1,211
Long-term affiliate payable	—	12,324
Operating lease liabilities	24,059	13,822
Other long-term liabilities	11,716	33
Total other liabilities	675,884	665,628
Commitments and contingencies
Partners’ capital:
General partner interest	(885)	180
Common units (47,352,291 units issued and outstanding at December 31, 2020 and 47,078,529 units issued and outstanding at December 31, 2019)	(10,055)	63,384
Accumulated other comprehensive income (loss)	(14,393)	(14,573)
Total partners’ capital	(25,333)	48,991
Total liabilities and partners’ capital	$709,966	$822,246

Investor Contact For further information:

Jon Byers

CSI Compressco LP,

The Woodlands, Texas,

Phone: (281) 364-2279,

jbyers@csicompressco.com

www.csicompressco.com